UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

UNILIFE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 4, 2016, the Board of Directors (the “Board”) of Unilife Corporation (the “Company”) determined to cancel the special meeting of the Company’s stockholders that was scheduled to be held on Monday, February 8, 2016, at 4:00 P.M. U.S. Eastern Time, at the Crowne Plaza Philadelphia Hotel – King Of Prussia, 260 Mall Blvd., King of Prussia, Pennsylvania 19406 (the “Special Meeting”).

In order to comply with NASDAQ Marketplace Rule 5635(d), the Special Meeting was being held to approve the potential issuance of 20% or more of the Company’s outstanding common stock upon the redemption or conversion of, payment of dividends on and conversion premium on the 790 shares of the Company’s Series A Redeemable Convertible Preferred Stock (collectively, the “Preferred Shares”) that the Company issued to an institutional investor (the “Fund”) pursuant to that certain Stock Purchase Agreement, dated November 9, 2015, by and between the Company and the Fund (the “Purchase Agreement”).

The Company no longer has any Preferred Shares outstanding. As previously disclosed, on February 3, 2016, the Company entered into that certain First Amendment to the Purchase Agreement, pursuant to which the Company agreed to issue to the Fund 8,316,678 shares of the Company’s common stock (collectively, the “Shares”), which amount, when aggregated with the shares of the Company’s common stock that the Company had previously issued to the Fund in connection with the Purchase Agreement, represent less than 20% of the Company’s outstanding common stock. The Fund has converted the 790 Preferred Shares into shares of the Company’s common stock and is no longer the holder of any Preferred Shares and, upon the timely delivery of the Shares, the Company will have no further obligations to the Fund with respect to any of the Preferred Shares. Since the Company will not be issuing 20% or more of its outstanding common stock to the Fund stockholder approval is no longer required, and the Board determined to cancel the Special Meeting.

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